UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K/A

(Amendment No. 1)

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2016

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CHINA GEWANG BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

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Nevada	0-54451	42-1769584
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Xita 23C, Star International, No. 8 Jinsui Road, Pearl River New Town,

 Guangzhou Province, P.R. China 510623

(Address of Principal Executive Office) (Zip Code)

86-024-2397-4663

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Amendment No. 1

This amendment is being filed to add the second paragraph of disclosure regarding events occurring after the acquisition that modified the acquisition.

Item 2.01

Completion of Acquisition of Assets.

On July 13, 2016 the Registrant's wholly-owned subsidiary, Gewang Selenium Enrichment Information Consulting (Shenzhen) Co., Ltd. ("Gewang Selenium"), exercised its option to purchase all of the registered equity of the Registrant's operating subsidiary, Guangdong Gewang Biotechnology Co., Ltd. ("Guangdong Gewang"). The purchase price paid for the equity was RMB10,000 (approximately $1,519). The equity was purchased from Shili Zhang, Yun Zeng and Wei Xu. Shili Zhang was the Registrant's CEO until April 8, 2016 and is the father of Mengdi Zhang, who owns 12.7% of the Registrant's outstanding common stock. The other two sellers are not affiliated with the Registrant.

Upon application to the provincial government for registration of the transfer of equity, the Registrant was informed that Gewang Selenium would not be permitted to own 100% of Guangdong Gewang. Therefore the parties modified the exercise of the option to provide that Gewang Selenium would purchase only 98% of the registered equity of Guangdong Gewang. The remaining 2% of the registered equity was then sold by Yun Zeng to Haiping Wu for a price of RMB200,000 (approximately $30,380), which equaled 2% of the registered equity of Guangdong Gewang. Haiping Wu is a Director of Guangdong Gewang. The acquisition, as modified, was then approved by the provincial government on August 8, 2016.

Prior to the acquisition, Gewang Selenium controlled Guangdong Gewang through a series of contractual agreements, which made Guangdong Gewang a variable interest entity, the effect of which was to cause the balance sheet and operating results of Guangdong Gewang to be consolidated with those of Gewang Selenium in the Registrant's financial statements. As a result of the acquisition by Gewang Selenium of registered ownership of Guangdong Gewang, the balance sheet and operating results of Guangdong Gewang will hereafter continue to be consolidated with those of Gewang Selenium as its majority-owned subsidiary.  The previous non-controlling interest will be reclassified to additional paid-in-capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

China Gewang Biotechnology, Inc.

Date: August 9, 2016	By:	/s/ Li Wang Li Wang, Chief Executive Officer

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